Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Bob Giargiari, GPR GLOBAL (619) 884-4410

Akesis Pharmaceuticals Completes $0.8 Million Private Equity Placement and

Enters into $1.0 Million Senior Secured Credit Facility

SAN DIEGO, December 18, 2006 – Akesis Pharmaceuticals, Inc. (AKES.OB) today announced that it has raised approximately $0.8 million in a private equity placement and has entered into a senior secured credit facility pursuant to which it may borrow up to an additional $1.0 million.

On December 15, 2006 Akesis entered into a Securities Purchase Agreement with certain accredited investors pursuant to which the company raised an aggregate of approximately $0.8 million through the sale and issuance of 1,383,332 shares of Common Stock at a purchase price per share of $0.60. Pursuant to the Purchase Agreement, Akesis also issued to the investors three-year warrants to purchase 207,500 shares of Common Stock, exercisable at a price per share equal to $0.60.

Also on December 15, 2006 Akesis entered into a Loan and Security Agreement with Square 1 Bank providing for the establishment of a senior secured credit facility, pursuant to which Akesis may borrow from Square 1 Bank, at any time and from time to time until December 15, 2009, up to $1.0 million in the form of one or more term advances, which will bear interest at an annual rate equal to the sum of the bank’s then-current “prime rate” plus 0.75%. Any term advances outstanding as of June 15, 2007 will be due and payable to the bank in 30 equal monthly installments of principal and interest beginning on July 15, 2007, and all term advances made pursuant to the Loan Agreement will be due and payable no later than December 15, 2009. Likewise, all such term advances will be secured by a first-priority security interest in favor of Square 1 Bank with respect to substantially all of the assets of Akesis, excluding any intellectual property assets. In connection with this credit facility, Akesis also issued to Square 1 Bank a seven-year warrant to purchase 50,000 shares of Common Stock, exercisable at a price per share equal to $0.60.

Proceeds from the private equity placement and the senior secured credit facility will be used in part to support clinical development, after appropriate FDA review, of AKP-101, a proprietary Akesis product candidate designed to lower and control blood glucose levels when used in combination with metformin in type 2 diabetes patients.

“This most recent equity financing augments the $3.5 million round that we raised in November 2006, and the credit facility provides us with additional flexibility as we prepare for our upcoming clinical trial of AKP-101,” said Akesis’ president and CEO Jay Lichter, Ph.D.

About Akesis:

Akesis is a pharmaceutical company with a portfolio of innovative prospective treatments for diabetes and other related metabolic disorders. The company possesses issued U.S. patents for both prescription and over-the-counter treatments, which uniquely combine anti-diabetic, trace minerals with certain classes of diabetes oral agents. Akesis’ products have demonstrated preliminary evidence of lowering and controlling blood glucose levels in patients with type 2 diabetes. Blood sugar control via oral drugs represents a multi billion-dollar industry in the United States.

Note regarding forward-looking statements:

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Akesis Pharmaceuticals disclaims any intent or obligation to update these forward- looking statements, and claims the protection of the Safe Harbor for forward- looking statements contained in the Act. Examples of such statements include, but are not limited to, any plans to initiate clinical trials or to otherwise seek to confirm the utility of the company’s products. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to the inability to raise additional capital, an amount of which is required to support completion of new clinical trials, difficulties or delays in development, testing, regulatory approval, production and marketing of the company’s drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the company’s drug candidates that could slow or prevent clinical development, and product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials). For additional information about risks and uncertainties Akesis faces, see the documents Akesis files with the Securities and Exchange Commission, including the report on Form 10-K for the fiscal year ended December 31, 2005, and our other periodic SEC filings.

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